EXHIBIT 10.23


                             COLLABORATION AGREEMENT

         THIS COLLABORATION AGREEMENT (the "Agreement") is made as of August 6, 2004 (the "Effective Date") by and between SULPHCO, INC., a Nevada corporation, ("SULPHCO") and CHEVRONTEXACO ENERGY TECHNOLOGY COMPANY ("ETC"), an operating division of Chevron U.S.A. Inc., a corporation organized under the laws of the Commonwealth of Pennsylvania, ("CUSA").

                                    RECITALS

         WHEREAS, SULPHCO and ETC have completed a laboratory test of Sulphco's sulfur extraction technology pursuant to a Laboratory Test Agreement between SULPHCO and ETC executed November 14, 2002;

         WHEREAS, SULPHCO pursuant to such laboratory tests, performed certain supplementary tests of SULPHCO's technology at SULPHCO's demonstration facilities in Reno, Nevada ("Supplementary Tests"), which were observed by ETC and which generated sample materials for analysis by ETC;

         WHEREAS, SULPHCO and CUSA are planning to conduct further testing of SULPHCO's technology for the removal of sulfur from petroleum products, for an increase in API gravity, and for residuum reduction in pre-production scale equipment provided by SULPHCO and operated by CUSA at its refinery in El Segundo, California ("Refinery Test") pursuant to a Refinery Test Agreement between CUSA and SULPHCO executed May 9, 2003;

         WHEREAS, the Supplementary Tests gave positive indication that there is potentially sufficient sulfur removal, API gravity increase, and/or residuum reduction to justify an effort to further develop SULPHCO's technology ("Technology"), ETC and SULPHCO desire to bring the Technology to a stage of development suitable for the Refinery Test and for eventual large scale commercial use;

         WHEREAS, ETC and SULPHCO wish to work together to develop the full capability of the Technology;

         WHEREAS, ETC and SULPHCO recognize that ETC, as a result of the further development contemplated herein, is expected to create valuable new technology related to the Technology and also new technology related to integration of the Technology into a refinery configuration;

         WHEREAS, ETC and SULPHCO recognize that further development of the Technology is necessary to develop a commercial technology and involves a considerable degree of technical and business risk and uncertainty;

         WHEREAS, ETC and SULPHCO agree that the terms of this Agreement reflect the fact that both parties are sharing such risk; and

         WHEREAS, SULPHCO and ETC wish to enter into a collaboration to develop to the extent consistent with reasonable business judgment the capability of the Technology on the terms and subject to the conditions set forth herein.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         1.1 "AFFILIATE" means any corporation or other entity which controls, is controlled by, or is under common control with, a party. A corporation or other entity will be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than forty percent (40%) of the voting securities or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity. Affiliates of ETC include ChevronTexaco Corporation, a Delaware corporation, and any company or other entity of which ChevronTexaco Corporation or a wholly-owned subsidiary of ChevronTexaco Corporation owns or directly or indirectly controls more than forty percent (40%) of the voting securities or other ownership interest, or any company or other entity with respect to which ChevronTexaco Corporation or a wholly-owned subsidiary of ChevronTexaco Corporation possesses, directly or indirectly, the power to direct or cause the direction of management and policies.

         1.2 "COLLABORATION" means the activities of the parties carried out in performance of, and the relationship between the parties established, and governed by, this Agreement.

         1.3 "TECHNOLOGY INVENTIONS" has the meaning set forth in Section 5.1.

         1.4 "CONFIDENTIAL INFORMATION" means any proprietary information of a party, including information relating to SULPHCO Technology (as hereinafter defined), and any information relating to any catalyst, material, research project, work in process, future development, scientific, engineering, manufacturing, marketing, business plan, financial or personnel matter relating to such party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic or electronic form. Notwithstanding the foregoing, Confidential Information will not include any information which the receiving party can prove by competent written evidence:

                  (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available;

                  (b) is known to, and may be used without restriction by, the receiving party at the time of receiving such information, as evidenced by its records;

                  (c) is hereafter furnished to the receiving party by a Third Party, as a matter of right and without restriction on disclosure;

                  (d) is independently developed by the receiving party without the aid, application or use of proprietary information of the other party then subject to the confidentiality or use restrictions of this Agreement; or

                  (e) is the subject of a written permission to disclose provided by the disclosing party.

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         1.5 "CONTROL" in the context of Know-How and Patent Rights means possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

         1.6 "DESIGNEE" means a company or other entity, other than an Affiliate of ETC, in which ETC has a bona fide substantial business interest, whether by ownership or contract, and which ETC designates in writing to SULPHCO as a Designee hereunder.

         1.7 "EXCLUSIVITY PERIOD" has the meaning set forth in Section 3.8.

         1.8 "EXTENSION PERIOD" has the meaning set forth in Section 3.5(b).

         1.9 "FIELD OF COLLABORATION" means the use of Ultrasound Desulfurization and Upgrading Process in the Field of Application. The field of Collaboration shall not include (a) the processing of emulsions of water and petroleum feeds, fractions or products without prior separation of aqueous-rich and oil-rich phases, and (b) the underground or underwater processing of petroleum in underground reservoirs or other petroleum or fractions prior to production at the wellhead.

         1.10 "FIELD OF APPLICATION" means petroleum feed, fraction, and product upgrading desulfurization processes which occur after petroleum is produced at the wellhead.

         1.11 "ULTRASOUND DESULFURIZATION AND UPGRADING PROCESS" means a desulfurization process using Ultrasound Technology to extract sulfur and optionally also nitrogen and/or metal from petroleum feeds, fractions, or products, and optionally to increase API gravity, and/or to reduce residuum, such process occurring after petroleum is produced at the wellhead.

         1.12 "ULTRASOUND REACTOR" means a reactor vessel for subjecting petroleum feeds, fractions, or products to the effects of Ultrasound Technology.

         1.13 "ULTRASOUND TECHNOLOGY" means the use of electromagnetic apparatus for generating sound having an energy distribution predominantly in frequencies between ten thousand (10,000) and fifty thousand cycles per second wherein the predominant energy input into the apparatus is used to produce sound waves having frequencies between ten thousand (10,000) and fifty thousand (50,000) cycles per second.

         1.14 "SULPHCO KNOW-HOW" means all knowledge, trade secrets, inventions, data, processes, techniques, procedures, compositions, devices, methods, formulas, protocols and information, including, without limitation, all research information, whether or not patentable, which are not generally publicly known, relating to the Field of Collaboration, and which are not covered by SULPHCO Patent Rights, but which are necessary or useful in the Field of Collaboration, and which are under the Control of SULPHCO as of the Effective Date or developed by, and under the Control of, SULPHCO or ETC or their respective Affiliates in the course of performing activities under this Agreement.

         1.15 "SULPHCO PATENT RIGHTS" means all rights under patents and patent applications, and any and all patents issuing therefrom (including utility, model and design patents and certificates of invention), together with any and all substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, divisionals, continuations, continuations-in-part, re-examinations, renewals and foreign counterparts of the foregoing, that claim any invention relating to the Field of Collaboration, which are necessary or useful in the Field of Collaboration, and which are under the Control of SULPHCO as of the Effective Date or developed by, and under the Control of, SULPHCO or its Affiliates in the course of performing activities under this Agreement.

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         1.16 "SULPHCO TECHNOLOGY" means all information embodied in the SULPHCO
Know-How and inventions claimed in the SULPHCO Patent Rights, but not including Other Related Technology or other Technology.

         1.17 "INDEMNIFIED PARTY" has the meaning set forth in Section 7.6.

         1.18 "INDEMNIFYING PARTY" has the meaning set forth in Section 7.6.

         1.19 "LOSSES" has the meaning set forth in Section 7.6.

         1.20 "MANAGEMENT COMMITTEE" has the meaning set forth in Section 2.1.

         1.21 "OTHER INVENTIONS" has the meaning set forth in Section 5.3.

         1.22 "OTHER RELATED TECHNOLOGY" means all technical information and know-how, patentable or unpatentable, which relate to (i) treatment, pre-treatment or selection of feeds for an Ultrasound Reactor in an Ultrasound Desulfurization and Upgrading Process; (ii) treatment and post-treatment of effluent from an Ultrasound Reactor in an Ultrasound Desulfurization and Upgrading Process; or (iii) integration of the SULPHCO Technology into a commercial refinery, oil field, petrochemical facility or other similar configuration. Other Related Technology shall not include Other Technology defined in Section 1.23 below.

         1.23 "OTHER TECHNOLOGY" means all technical information and know-how, patentable or unpatentable, which have application to the processing of petroleum feeds, fractions and products, without regard to whether or not an Ultrasound Desulfurization and Upgrading Process is employed.

         1.24 "PHASE I" means the first phase of the Collaboration commencing on the Effective Date and continuing until bench scale demonstration of the Proof of Commercialization and completion of all negotiations of the license and sublicensing agreement contemplated in Section 3.7, or bench scale demonstration of failure of such Proof of Commercialization, but no later than six (6) months after the Effective Date, unless extended by mutual written agreement of the parties pursuant to Section 3.5(b).

         1.25 "PHASE 2" means the second phase of the Collaboration commencing on the expiration of Phase 1 and continuing to a date twenty-four (24) months after the Effective Date, unless extended by mutual written agreement of the parties.

         1.26 "PROOF OF COMMERCIALIZATION" means the following general characteristics used to determine that the SULPHCO Technology is useful as a desulfurization and upgrading process in the Field of Collaboration, based on its suitability for integration into the refining environment of a large scale commercial facility: (i) accommodating feeds, testing conditions and equipment;
(ii) distinguishing between known good and bad operating conditions; (iii) achieving suitable rates of sustained sulfur removal of at least twenty weight percent (20 wt%) from the feed; and (iv) achieving suitable integration between other refining operations, and control and automation requirements. It is understood that the Management Committee will establish detailed criteria for demonstration of such characteristics.


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         1.27 "THIRD PARTY" means any entity other than SULPHCO or ETC or an
Affiliate of either SULPHCO or ETC.

                                    ARTICLE 2
                              MANAGEMENT COMMITTEE

         2.1 MANAGEMENT COMMITTEE. The parties will establish a management committee (the "Management Committee") within thirty (30) days following the Effective Date to (a) direct the Collaboration between the parties and ensure the open exchange of information between the parties, (b) establish and provide guidance to those carrying out work under this Collaboration Agreement, and (c) approve budgets for the programs carried out under this Collaboration Agreement (including, without limitation, any capital expenditures or other expenses necessary to conduct work under this Collaboration Agreement). The Management Committee will consist of one representative from each party, with each party's representative being selected by that party. Either party may replace their respective Management Committee member at any time, upon notification to the other party. The Management Committee will meet at least once each calendar quarter at locations to be agreed by the representatives. Either party may, with the consent of the other party, invite non-voting observers to attend Management Committee meetings provided that such observers are bound by the obligations of confidentiality set forth herein. Each party will be responsible for the expenses incurred by its representative and observers attending Management Committee meetings. Attendance at such meeting may be in person, by telephone or by televideo conference. The Management Committee will appoint a secretary to prepare and distribute minutes of each meeting, which will be approved and signed by the representative of each party.

         2.2 DECISION-MAKING PROCESS. Decisions of the Management Committee will be made by unanimous approval. Any disagreement among members of the Management Committee will be resolved within the Management Committee based on the efficient achievement of the objectives of this Agreement. Any disagreement which cannot be resolved by the Management Committee will be referred to the Chief Executive Officer or President or an individual with equivalent decision-making authority of each of SULPHCO and ETC for resolution under
Article 9. It is the intent of the parties to resolve issues through the Management Committee whenever possible and to refer issues to the Chief Executive Officer or President or an individual with equivalent decision-making authority of each of SULPHCO and ETC only when resolution through the Management Committee cannot be achieved.

                                    ARTICLE 3
                  COLLABORATION; COMMERCIALIZATION; EXCLUSIVITY

         3.1 OBJECTIVES. SULPHCO and ETC will conduct the Collaboration in two phases under this Agreement. In Phase 1, the parties will agree on specific process variables to examine and improve to demonstrate the Proof of Commercialization in the Field of Application on a bench scale for an Ultrasound Desulfurization and Upgrading Process and to negotiate the License Agreement contemplated in Section 3.7 to the complete satisfaction of both ETC and SULPHCO. The primary objective of Phase 1 is to demonstrate the Proof of Commercialization in the Field of Application, and to properly prepare for and support a Refinery Test. Subject to Section 3.5, following Phase 1, the parties will enter Phase 2 to conduct projects focused on bringing an Ultrasound Desulfurization and Upgrading Process in the Field of Application to a stage of development suitable for large scale commercial use, as agreed by the parties. In Phase 2, SULPHCO may also endeavor to develop the SULPHCO Technology and SULPHCO Patent Rights to a stage suitable for transfer or licensing to Third Parties. During the Collaboration, SULPHCO will have primary responsibility for the activities described in Section 3.2, and ETC will have primary responsibility for the activities described in Section 3.3. These activities will be carried out during both Phases of the Collaboration.

         3.2 SULPHCO RESPONSIBILITIES.

                  (a) During Phase 1, SULPHCO will develop the SULPHCO Technology for bench scale testing of one or more specific Ultrasound Desulfurization and Upgrading Processes with the goal of demonstrating the Proof of Commercialization. SULPHCO and ETC will work together to establish optimum process evaluations. SULPHCO will provide the bench scale testing equipment to ETC, if so requested, for testing at ETC at ETC's sole discretion.

                  (b) During Phase 2, SULPHCO will utilize the SULPHCO Technology to optimize the Ultrasound Desulfurization and Upgrading Process from Phase 1 as directed by the Management Committee in projects designed to bring the Phase 1 Process to a stage of development suitable for commercial use in the Field of Application, as agreed by the parties.

         3.3 ETC RESPONSIBILITIES.

                  (a) During Phase 1, ETC will review the process and equipment design for SULPHCO's bench unit and 1000 BPD units to be used at El Segundo. The review will be funded up to one man-month of effort and a cost of no more than Thirty-five Thousand Dollars ($35,000). This work may entail some on-site visits to SULPHCO's office in Sparks, Nevada. On successful conclusion of such review, ETC agrees to explore additional research and testing, using the bench scale testing equipment supplied by SULPHCO, at Richmond, California, and operation by SULPHCO of its process equipment at its Sparks facility, to help support and prepare for a Refinery Test and commercialization and market deployment efforts. The program at Richmond will focus on developing necessary process information, allowing testing of a wider range of feedstocks and conditions, and providing an additional site for testing of feedstocks provided by potential licensing customers. The total of all expenditures by ETC for equipment construction, manpower, and analytical services for all of these efforts in Phase 1 shall not exceed Two Hundred Fifty Thousand Dollars ($250,000). Any additional expenditures shall be at ETC's sole discretion.

                  (b) During Phase 2, ETC agrees to help coordinate and fund efforts to promote the technology to agreed on industry segments. These efforts could include developing the overall marketing strategy, the preparation of journal articles for major industry publications and participation in major industry conferences. It is also anticipated that ETC will arrange for the Technology Marketing Unit of ChevronTexaco Products Company to participate in presentations to prospective licensing customers in private sessions. The total of all expenditures by ETC for this effort shall not exceed Two Hundred Fifty Thousand Dollars ($250,000). Any additional expenditures shall be at ETC's sole discretion.

         3.4 CONTRACT REPRESENTATIVES. Each party's member on the Management Committee will serve as such party's Contract Representative. During Phase 1, all decisions that affect ETC will require the consent of the ETC Contract Representative and all decisions that affect SULPHCO will require the consent of the SULPHCO Contract Representative.

         3.5 PHASE 1; EARLY TERMINATION.

                  (a) If, by the end of Phase 1 (or the end of any Extension Period agreed to under Section 3.5(b)), it has been determined to the reasonable satisfaction of both parties that the Proof of Commercialization has not been demonstrated, this Agreement shall terminate as of the end of Phase 1.

                  (b) If, by the end of Phase 1 (or the end of any Extension Period agreed to under this Section 3.5(b)), it has not been determined to the reasonable satisfaction of both parties whether the Proof of Commercialization has been demonstrated, then the Contract Representatives will meet and discuss whether to continue Phase 1 for one or more additional periods, not to exceed a total of twelve (12) months (the "Extension Period"). If the Contract Representatives agree upon an Extension Period, then the provisions of Section 3.5(a), (b), (c) and/or (d) shall apply at the end of such Extension Period, as applicable.

                  (c) If, by the end of Phase 1 (or the end of any Extension Period agreed to under Section 3.5(b)), it has not been determined to the reasonable satisfaction of both parties whether the Proof of Commercialization has been demonstrated, and one of the parties, in its sole discretion, elects not to extend Phase 1, then that party may elect to terminate this Agreement as of the end of Phase 1 subject to the following provisions:

                           (i) If ETC unilaterally terminates this Agreement,
then SULPHCO will be free to enter into any relationship with any Third Party relating to the use of the SULPHCO Technology in the Field of Collaboration.

                           (ii) If SULPHCO unilaterally terminates the
Collaboration, then SULPHCO will grant to ETC and its Affiliates, a non-exclusive, irrevocable, royalty-free, worldwide license under the SULPHCO Patent Rights and SULPHCO Know-How to use the SULPHCO Technology and use, sell, import or export the product thereof. This license shall also include the right to make or have made any equipment or other material useful to practice the SULPHCO Technology.

                  (d) If, by the end of Phase 1 (or the end of any Extension Period agreed to under Section 3.5(b)), it has been determined to the reasonable satisfaction of both parties that the Proof of Commercialization has been demonstrated, then the parties may at any time after the end of Phase 1 terminate this Agreement by mutual written agreement. Upon such termination, SULPHCO will offer to grant ETC and its Affiliates a non-exclusive royalty-free, irrevocable, worldwide license under the SULPHCO Patent Rights and SULPHCO Know-How to use the SULPHCO Technology in facilities owned or operated by any such Affiliate and to use, sell, import and export the products such license to be on terms and conditions to be established at the sole discretion of ETC. This license shall also include the right to make or have made any equipment or other material useful to practice the SULPHCO Technology. Such license will include rights to improvements to the SULPHCO Technology Controlled by SULPHCO or any of its Affiliates and a grant back from ETC to SULPHCO of any improvements to the SULPHCO Technology Controlled by ETC or any of its Affiliates.

         3.6 AVAILABILITY OF RESOURCES; COOPERATION; AND INFORMATION. Subject to the limitation of this Agreement, each party will maintain laboratories, offices and/or other facilities reasonably necessary to carry out the activities to be performed by such party under the Collaboration. Upon reasonable advance notice, each party agrees to make its employees and non-employee consultants reasonably available at their respective places of employment to consult with the other party on issues arising during the Collaboration.

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         3.7 LICENSE TO PRACTICE AND RIGHT TO LICENSE OTHERS TO PRACTICE THE
SULPHCO TECHNOLOGY. During the term of this Agreement, the parties will endeavor to develop the SULPHCO Technology and SULPHCO Patent Rights to a stage where they are suitable for licensing to Third Parties. At such time as the parties, by mutual agreement, determine that the SULPHCO Know-How and SULPHCO Patent Rights are suitable for licensing to Third Parties, SULPHCO and ETC will enter into the license agreement to be negotiated during Phase 1 ("License Agreement") pursuant to which SULPHCO will grant ETC and its Affiliates a non-exclusive, irrevocable, worldwide license under the SULPHCO Patent Rights and SULPHCO Know-How to use the SULPHCO Technology to use, sell, import or export the products thereof, and (subject to a reservation for SULPHCO to license others to practice the SULPHCO Technology under the SULPHCO Patent Rights and, to the extent permitted under the License Agreement under SULPHCO Know-How or other proprietary data, such reservation not to include the right for SULPHCO to grant to others a right to sublicense) the exclusive right to sub-license on terms and conditions mutually acceptable to the parties, but which provide more favorable economic/financial terms than those which will be offered to any Third Party other than those which have executed research collaborations with SULPHCO. This non-exclusive license and exclusive right to sublicense shall also include the right to make or have made any equipment or other material useful to practice the SULPHCO Technology. Such license and right to sublicense will include rights to improvements to the SULPHCO Technology Controlled by SULPHCO or any of its Affiliates that are at a stage of development suitable for licensing, and a grant back from ETC to SULPHCO of any improvements to the SULPHCO Technology Controlled by ETC or any of its Affiliates that are at a stage of development suitable for licensing. The terms and conditions of the License Agreement shall also include joint licensing and royalty sharing provisions, and provisions relating to the use and licensing of Other Related Technology and patents based on Other Related Inventions. Negotiation of all of the terms and conditions of the License Agreement shall be carried out during Phase 1, and shall be concluded to the complete satisfaction of both ETC and SULPHCO prior to the commencement of Phase 2.

         3.8 EXCLUSIVITY. Subject to Section 3.5, during Phase 1 and for six (6) months thereafter, but in no event less than one year or greater than three (3) years (the "Exclusivity Period"), SULPHCO will not enter into any arrangement with any Third Party, other than any government not-for-profit agency or academic institution, to license the SULPHCO Technology or otherwise identify potential processes within the Field of Collaboration. Any such effort by SULPHCO to arrange with any Third Party to license the SULPHCO Technology or otherwise identify potential processes within the Field of Collaboration will be done, if at all, jointly with ETC. The Exclusivity Period may be extended upon mutual written agreement of the parties.

         3.9 LIMITATIONS ON THE COLLABORATION. Except as specifically provided herein, all activities of the parties outside of the Field of Collaboration are outside of the scope of this Agreement, and nothing herein is intended to limit SULPHCO or its Affiliates from using the SULPHCO Technology for any purpose outside of the Field of Collaboration or to limit ETC or its Affiliates from using its technology for any purpose outside of the Field of Collaboration.

                                    ARTICLE 4
                               PAYMENT OBLIGATIONS

         4.1 COSTS AND EXPENSES. Each party shall bear its own expenses and costs associated with work conducted hereunder. Subject to the satisfaction of the requirements of Article 3 of this Agreement, each party shall be solely responsible for determining what costs and expenses shall be incurred by it and at what point no further costs or expenses shall be incurred.


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

         4.2 PAYMENTS AND REIMBURSEMENTS. Neither party shall have any obligation to make payments to the other, or reimburse the other for costs or expenses incurred in the performance of its obligations under this Agreement.

                                    ARTICLE 5
                       OWNERSHIP OF INTELLECTUAL PROPERTY

         5.1 SULPHCO TECHNOLOGY. SULPHCO will own all right, title and interest in and to all inventions, discoveries, improvements and developments, whether or not patentable, made by employees or agents of either party or their Affiliates or jointly by any of them in the course of the Collaboration directed specifically to the SULPHCO Technology (the "Technology Inventions"), and ETC hereby assigns to SULPHCO all right, title and interest of ETC and its Affiliates to such Technology Inventions. SULPHCO will determine, in its sole discretion, which, if any, of such Technology Inventions will be the subject of patent filings and which, if any, will be maintained as trade secrets or dedicated to the public. SULPHCO will be responsible, at its own expense, for the filing, prosecution, maintenance and defense of all patent applications and patents claiming the SULPHCO Technology or any Technology Inventions. ETC agrees to cooperate reasonably in the preparation, filing, prosecution, maintenance and defense of all patent applications and patents claiming the SULPHCO Technology or any Technology Inventions; including, when requested by SULPHCO, the use of its best efforts to promptly obtain assignments to SULPHCO of all such patent applications directed to Technology Inventions from all inventors thereof who are employees of agents of ETC and/or its Affiliates. SULPHCO's rights, title and interest in all inventions, discoveries, improvements and developments set forth in this Section 5.1 shall be subject to the following exceptions and conditions:

                  (a) If SULPHCO's Contract Representative decides not to make any patent filing with respect to any Technology Inventions and wishes to maintain any such Technology Inventions as a trade secret or dedicate it to the public and ETC's Contract Representative wishes to file a patent application claiming such Technology Inventions or any use of such Technology Inventions outside the Field of Application, then the conflict of interests will be subject to resolution in accordance with Article 9.

                  (b) If SULPHCO decides to abandon any patent application or patent claiming any Technology Inventions or any use of such Technology Inventions outside the Field of Application, it will use reasonable efforts to promptly notify ETC. Upon receipt of such notice ETC may, by written notice to SULPHCO, inform SULPHCO that ETC desires to prosecute, maintain and defend such patent application or patent, and, upon such notice, the conflict of interests will be subject to resolution in accordance with Article 9.

                  (c) If it is determined pursuant to Article 9 that ETC shall have the right to file, prosecute, maintain and defend any such patent application or patent pursuant to Paragraph 5.1 (a) or 5.1 (b) above, then all costs and expenses associated with such patent application or patent will thereafter be borne solely by ETC, and SULPHCO will reasonably cooperate with ETC in this regard and promptly release or assign to ETC all right, title and interest in any such patent application or patent; provided, however, that in the event of such release or assignment SULPHCO shall retain the exclusive irrevocable right to license and sublicense others under the claims of any patent application or patent within such Technology Inventions to the extent that such claims cover the use within the Field of Application.


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         5.2 OTHER RELATED INVENTIONS. All inventions, discoveries, improvements and developments, whether or not patentable, made by employees or agents of either party in the course of the Collaboration, other than those described in
Section 5.1, which are directed to Other Related Technology (the "Other Related Inventions"), will be owned by such party. That party will determine, in its sole discretion, which, if any, of such Other Related Inventions will be the subject of patent filings and which, if any, will be maintained as trade secrets or dedicated to the public. That party will be responsible, at its own expense, for the filing, prosecution and maintenance of all patent applications and patents claiming such Other Related Inventions. The other party agrees to cooperate reasonably in the preparation, filing, prosecution and maintenance of all patent applications and patents claiming such Other Related Inventions. In the event Other Related Inventions are jointly made by the parties, such joint inventions will be owned by the parties jointly, and the parties will share equally in the cost and responsibility for filing, prosecution and maintenance of all patent applications and patents claiming such joint Other Related Inventions. The parties' respective rights, title and interest in jointly owned Other Inventions shall be subject to the following exceptions and conditions:

                  (a) If a party's Contract Representative decides not to make any patent filing with respect to any jointly owned Other Related Inventions and wishes to maintain any such Other Related Inventions as a trade secret or dedicate it to the public and the other party's Contract Representative wishes to file a patent application claiming such jointly owned Other Related Inventions or any use of such jointly Other Related Inventions, that party shall have the right to do so at its own expense; however, the other party's rights and other attributes of joint ownership shall be maintained.

                  (b) If a party decides to abandon any patent application or patent claiming any jointly owned Other Related Inventions or any use of such jointly owned Other Related Inventions, it will promptly notify the other party. Upon receipt of such notice, the other party may elect to prosecute, maintain and defend such patent application or patent at its own expense; however, the other party's rights and other attributes of joint ownership shall be maintained.

The rights of the parties to use and license Other Related Technology and Other Related Inventions will be established in the License Agreement as provided in
Section 3.7 above. In the event the parties do not establish the License Agreement during the term of this Agreement, SULPHCO shall have an irrevocable worldwide royalty-free license and sublicensing right under Other Related Technology and any patents owned by ETC based on Other Related Inventions, without the obligation to account to ETC, for all uses and applications, and ETC shall have an irrevocable worldwide royalty-free license and sublicensing right under any Other Related Technology and any patents owned by SULPHCO based on Other Related Inventions, without the obligation to account to SULPHCO, for all uses and applications. Each party shall treat the Other Related Technology of the other party with the same degree of protection with regard to use and disclosure as it treats its own technology of similar character.

         5.3 OTHER INVENTIONS. All inventions, discoveries, improvements and developments, whether or not patentable, made by employees or agents of either party in the course of the Collaboration, other than those described in Section
5.1 and Section 5.2, which are directed to Other Technology (the "Other Inventions"), will be owned by such party. That party will determine, in its sole discretion, which, if any, of such Other Related Inventions will be the subject of patent filings and which, if any, will be maintained as trade secrets or dedicated to the public. Neither party shall have any license or other rights to use, or disclose the other party's Other Technology or Other Inventions.

                                    ARTICLE 6
                                 CONFIDENTIALITY

         During the term of this Agreement and for a period of 10 years thereafter, each party will not disclose any Confidential Information of the other party to any Third Party or use any such Confidential Information for any purpose, except (a) as expressly authorized by this Agreement, (b) as required by law, rule, regulation or court order (provided that the disclosing party will use commercially reasonable efforts to obtain confidential treatment of any such information required to be disclosed), or (c) to its Affiliates, employees, agents, consultants, permitted sublicensees and other representatives to accomplish the purposes of this Agreement, so long as such persons are under an obligation to confidentiality no less stringent than as set forth herein. Each party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Each party will use at least the same standard of care as it uses to protect its own Confidential Information to ensure that its Affiliates, employees, agents, consultants, permitted sublicensees and other representatives do not disclose or make any unauthorized use of the other party's Confidential Information. Each party will promptly notify the other party upon discovery of any unauthorized use or disclosure of the other party's Confidential Information.

Information that SULPHCO is required by the securities laws to be disclosed is intended to be an exception to confidentiality within subsection (b) of the previous paragraph of this Agreement. Should SulphCo need to disclose information defined in these provisions, such disclosure shall only be made after notifying ETC and affording ETC a reasonable opportunity to take appropriate steps to protect the confidentiality of such information.

                                    ARTICLE 7
                         REPRESENTATIONS AND WARRANTIES

         7.1 CORPORATE POWER. Each party hereby represents and warrants that such party is duly organized and validly existing under the laws of the place of its organization and has full power and authority to enter into this Agreement and to carry out the provisions hereof.

         7.2 DUE AUTHORIZATION. Each party hereby represents and warrants that such party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

         7.3 BINDING AGREEMENT. Each party hereby represents and warrants that this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

         7.4 DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OR PATENT VALIDITY. NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE SUCCESS OF THE COLLABORATION OR THE COMMERCIAL UTILITY OF ANY PROCESS WHICH RESULTS FROM THE COLLABORATION.

         7.5 LIMITATION OF LIABILITY. NEITHER PARTY WILL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT.

         7.6 MUTUAL INDEMNIFICATION. Each party (the "Indemnifying Party") hereby agrees to save, defend, indemnify and hold harmless the other party and its officers, directors, employees, consultants and agents (the "Indemnified Parties") from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys' fees ("Losses"), to which any Indemnified Party may become subject as a result of (a) any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of or result from the Indemnifying Party's performance of its activities under this Agreement or the development, manufacture, use, handling, storage, sale or other disposition by the Indemnifying Party or any Affiliate or permitted sublicensee of any product or service resulting from the Collaboration, or (b) personal injury or property damage suffered by an Indemnified Party that results from the acts or omissions of the Indemnifying Party or its officers, directors, employees, consultants or agents in the course of performance of activities under this Agreement, whether or not such Indemnified Party is found to be concurrently negligent, except in the case and to the extent such Losses result from the sole negligence or willful misconduct of the Indemnified Party. In the event either party seeks indemnification under this Section 7.6, it will inform the Indemnifying Party of a claim as soon as reasonably practicable after it receives notice of the claim, will permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and will cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. In no event will any Indemnified Party settle any such claim, demand, action or other proceeding without the Indemnifying Party's prior written consent. Notwithstanding the foregoing, in the event that the parties are held jointly and severally liable for Losses resulting from the matters described in clause (a) of this Section 7.6, the parties shall cooperate in the defense of all litigation relating thereto and use all reasonable efforts to resolve the relative responsibility of each other to such Third Party amicably by negotiation with each other. In the event that the parties are unable to resolve such relative responsibility in accordance with the preceding sentence, such matter shall be subject to resolution in accordance with Article 9.

                                    ARTICLE 8
                              TERM AND TERMINATION

         8.1 TERM. This Agreement will commence as of the Effective Date and will continue until the end of Phase 2, but in no event later than a date five years after the Effective Date (or such later date as agreed by both Parties), unless terminated earlier as provided herein.

         8.2 TERMINATION FOR CAUSE. Either party may terminate this Agreement and the Collaboration prior to the expiration of the term of this Agreement upon the occurrence of any of the following:

                  (a) Upon or after the bankruptcy, insolvency, dissolution or winding up of the other party (other than dissolution or winding up for the purposes of reconstruction or amalgamation); or

                  (b) Upon or after the breach of any material provision of this Agreement by the other party if the breaching party has not cured such breach within 60 days after written notice thereof by the non-breaching party.

         8.3 TERMINATION OF COLLABORATION. This Agreement will terminate upon termination in accordance with Section 3.5.

         8.4 EFFECT OF TERMINATION.

                  (a) Within 30 days following the expiration or termination of this Agreement, each party will return to the other party, or destroy, upon the written request of the other party, any and all Confidential Information of the other party in its possession, with the exception of a single copy to be retained by the receiving party in a confidential file for the purpose of administering its obligations under this Agreement.

                  (b) Expiration or termination of this Agreement will not relieve the parties of any obligation accruing prior to such expiration or termination. The provisions of Sections 7.4, 7.5, 7.6, 8.4 and 8.5 and Articles 1, 5, 6, 9 and 10 will survive any termination or expiration of this Agreement. If the Agreement is terminated under Section 8.3, the provisions of Section 3.5, as applicable, will also survive such termination.

         8.5 RIGHTS IN BANKRUPTCY. All rights and licenses granted under or pursuant to this Agreement by ETC or SULPHCO are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to "intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code. The parties, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either party under the U.S. Bankruptcy Code, the party hereto which is not a party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, will be promptly delivered to them (i) upon any such commencement of a bankruptcy proceeding upon their written request therefor, unless the party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of the party subject to such proceeding upon written request therefor by the non-subject party.

                                    ARTICLE 9
                               DISPUTE RESOLUTION

         If any dispute arises between the parties relating to the interpretation, breach or performance of this Agreement or the grounds for the termination thereof, and the parties cannot resolve the dispute within 30 days of a written request by either party to the other party, the parties agree to hold a meeting, attended by the Chief Executive Officer or President or an individual with equivalent decision-making authority of each party, to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If, within 60 days after such written request, the parties have not succeeded in negotiating a resolution of the dispute, such dispute will be submitted to final and binding arbitration under the then current commercial rules and regulations of the American Arbitration Association ("AAA") relating to voluntary arbitrations. The arbitration proceedings will be held in San Ramon, California. The arbitration will be conducted by one arbitrator who is knowledgeable in the subject matter at issue in the dispute and who will be selected by mutual agreement of the parties or, failing such agreement, will be selected in accordance with the AAA rules. In such arbitration, each party will submit in writing to the arbitrator and the other party its detailed proposed resolution of dispute (and such clarifications as the arbitrator may request). In making its decision, the arbitrator will be required to choose, without material modification, one of the two resolutions proposed by the parties, together with an award of reasonable attorneys' fees to the prevailing party, as appropriate. The arbitrator will have no authority to award punitive, indirect, incidental or consequential damages. The arbitrator will prepare and deliver to the parties a written, reasoned opinion conferring its decision. The decision of the arbitrator will be final and binding on the parties. Judgment on the award so rendered may be entered in any court having competent jurisdiction thereof. Each party will bear its own costs and will share equally the arbitrator's fees and expenses.

                                   ARTICLE 10
                                  MISCELLANEOUS

         10.1 ASSIGNMENT. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent will not be unreasonably withheld); PROVIDED, HOWEVER, that either party may assign this Agreement and its rights and obligations hereunder without the other party's consent (a) in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to another party, whether by merger, sale of stock, sale of assets or otherwise, or (b) to any Affiliate. In the event of such transaction, however, intellectual property rights (including trade secrets and know-how) of a party to such transaction other than one of the parties to this Agreement, will not be included in any technology licensed hereunder. Notwithstanding the foregoing, any such assignment to an Affiliate will not relieve the assigning party of its responsibilities for performance of its obligations under this Agreement. The rights and obligations of the parties under this Agreement will be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement will be void.

         10.2 FORCE MAJEURE. Neither party will be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than non-payment) when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including, but not limited to, fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

         10.3 GOVERNING LAW. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles.

         10.4 NOTICES. All notices and other communications provided for hereunder will be in English in writing and will be mailed by first-class, registered or certified mail, postage paid, or delivered personally, by overnight delivery service or by facsimile, with confirmation of receipt, addressed as follows:

         IF TO SULPHCO:                     SULPHCO INC.
                                            850 Spice Islands Drive
                                            Sparks, NV  89431

         IF TO ETC:                         CHEVRONTEXACO ENERGY
                                            TECHNOLOGY COMPANY
                                            Attention: Technology Marketing
                                            100 Chevron Way
                                            Richmond, CA 94802-0627

         Either party may, by like notice, specify or change an address to which notices and communications will thereafter be sent. Notices sent by facsimile will be effective upon confirmation of receipt, notices sent by mail or overnight delivery service will be effective upon receipt, and notices given personally will be effective when delivered.

         10.5 WAIVER. Except as specifically provided for herein, the waiver from time to time by either party of any right or failure to exercise any remedy will not operate or be construed as a continuing waiver of the same right or remedy or of any other of such party's rights or remedies provided under this Agreement.

         10.6 SEVERABILITY. In case any provision of this Agreement will be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

         10.7 INDEPENDENT CONTRACTORS. It is expressly agreed that ETC and SULPHCO will be independent contractors and that the relationship between the two parties will not constitute a partnership, joint venture or agency of any kind. Neither ETC nor SULPHCO will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on the other party, without the prior written consent of the other party.

         10.8 ENTIRE AGREEMENT; AMENDMENT. This Agreement, together with the Secrecy/Confidentiality Agreement, executed October 7/9, 2002; the Laboratory Test Agreement, executed November 14, 2002; and the Refinery Test Agreement, executed by SULPHCO on May 9, 2003, sets forth all of the agreements and understandings between the parties hereto with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the parties. There are no agreements or understandings, either oral or written, between the parties other than as set forth herein. No subsequent amendment, modification or addition to this Agreement will be binding upon the parties hereto unless reduced to writing and signed by the respective authorized officers of the parties.

         10.9 HEADINGS. The captions contained in this Agreement are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several articles hereof.

         10.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         10.11 DISCLOSURE OF AGREEMENT AND TRADEMARKS. Unless required by law, neither party shall unilaterally disclose or otherwise publicize the existence of or the terms of this Agreement without the express written consent of the other party. If required by law, such disclosure shall be made only after an opportunity for the other party to thoroughly review the nature of the legal requirement and the scope and content of the proposed disclosure. Neither party shall, without the prior informed consent of the other, make any use of any trade name or trademark held by the other party. The parties shall use their best efforts to develop a joint public announcement of their collaboration as established by the execution of this Agreement which shall be the sole announcement made by either party of their collaboration to the public or to governmental authorities or agencies.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.


SULPHCO, INC.                                CHEVRONTEXACO ENERGY
                                             TECHNOLOGY COMPANY,
                                             AN OPERATING DIVISION OF
                                             CHEVRON U.S.A. INC.



By: /s/ Rudolf W. Gunnerman                  By: /s/ Paul A. Allinson
    --------------------------                   -------------------------------

Name: Rudolf W. Gunnerman                    Name: Paul Allinson
      ------------------------                     -----------------------------

Title: CEO                                   Title: G.M. PROCESS TECHNOLOGY
       -----------------------                      ----------------------------

Date: Aug 6, 2004                            Date: Aug 6, 2004
      ------------------------                     -----------------------------


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